EXHIBIT 10.23

Portions of this agreement have been omitted and separately filed with the SEC with a request for confidential treatment. The location of those omissions have been noted by [**].

AMENDMENT TO DISTRIBUTION AGREEMENT

This Amendment (this “Amendment”) is entered into as of October 15, 2008, by and between ID Biomedical Corporation (“IDB”) and Henry Schein, Inc. (“HSI”).

HSI and IDB have entered into a certain Distribution Agreement for Fluviral influenza vaccine as of December 2, 2004 and have entered into certain amendments to that agreement from time to time (as amended, the “Agreement”). In December 2005, IDB became a wholly owned subsidiary of GlaxoSmithKline Inc., a wholly owned subsidiary of GlaxoSmithKline plc and an affiliate of SmithKline Beecham Corporation d/b/a GlaxoSmithKline (“GSK”). HSI and IDB desire to make certain amendments to the Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and upon the terms and subject to conditions set forth below, HSI and IDB, intending to be legally bound hereby, agree to amend the Agreement as follows:

1.         Definitions. All capitalized terms used in this Amendment without definition shall have the meanings set forth in the Agreement.

2.         Federal Excise Tax. Section 4.1 is hereby amended, retroactively to the Effective Date of the Agreement and for all Flu Seasons under the Agreement, by adding the following sentences at the end thereof: “For purposes of clarification, in addition to the Purchase Price, HSI shall also pay to IDB for all Product shipped to HSI all applicable Federal excise taxes on all Product shipped to HSI in effect on the date of IDB’s shipment of Product to HSI; and any such Federal excise tax shall not be included in the calculation of [**] either as amounts invoiced or as a reduction of the gross amounts invoiced. In the event that any Product sold to HSI on which HSI has paid IDB the Federal excise tax is not used in a Flu Season, HSI may return each Product to IDB’s designated location for such returns and IDB will seek reimbursement for the Federal excise tax paid by HSI from the Federal government and will pay any such reimbursement to HSI. Any such return or reimbursement will not include a refund or reimbursement by IDB of the Purchase Price of such Product, except as otherwise specifically provided in the Agreement. In the event that the laws, rules or regulations governing the Federal excise tax change from time to time, the parties will negotiate in good faith reasonable amendments to the Agreement to address those changes consistent with this provision.”

3.         Termination. Section 15.1 is hereby amended to shorten the term of the Agreement by two years by deleting “2014/2015 Flu Season” and replacing it with “2012/2013 Flu Season.”

4.	Minimum Quantity.

4.1	The text under the heading of “Total Minimum Quantity per Flu Season” of Paragraph 1 of Schedule 1 of the Agreement is hereby amended and restated to read in full as follows:

[**] - Confidential or proprietary information redacted.

“Subject to Sections 3.2 and 3.9 of the Agreement, the Minimum Quantity per Flu Season to be supplied by IDB and purchased by HSI shall be the lesser of (i) [**] doses of Product (“Minimum Doses”) or (ii) [**] percent [**] (“Minimum Percentage”) of Product that IDB ships to the Territory for sale or distribution in the Territory for such Flu Season.”

4.2	Section 3.1 is hereby amended to delete the last sentence.

4.3	Section 3.4 is hereby deleted in its entirety.

4.4	Section 3.9 is hereby amended and restated to read in full as follows:

“If, at any time during the Term, (i) a New Flu Vaccine (as defined below) has received Regulatory Authority authorization for marketing and sale in the Territory, and (ii) sales of such New Flu Vaccine captured [**]% of the total market share for all seasonal influenza virus vaccines in the Territory (measured in terms of total doses sold for a given Flu Season) for at least one (1) Flu Season, then the Minimum Quantity shall be reduced in subsequent Flu Seasons by the same percentage that such New Flu Vaccine has in total market shares as calculated above. For the purposes of this Section 3.9, “New Flu Vaccine” shall mean a new universal influenza virus vaccine that competes with and can be used in place of currently produced seasonal trivalent influenza virus vaccines.”

4.5	Section 7.4 is hereby amended to delete the third and fourth sentences.

5.	Purchase Price.

5.1	Paragraph 2(A)(ii) of Schedule 1 is amended and restated to read in full as follows:

“[**];”

5.2	Paragraph 2(A)(iii) of Schedule 1 is amended and restated to read in full as follows:

“[**];”

6.         Minimum Purchase Price. Section 2(C) of Schedule 1 is amended and restated to read in full as follows:

“Minimum Purchase Price.	[**]”

7.         Treatment of Rebates. Section 1.11.2 is hereby amended and restated to read in full as follows:

“[**].”

[**] - Confidential or proprietary information redacted.

8.         Effect of Amendment. Except as expressly modified by this Amendment, the terms and provisions of the Agreement shall remain in full force and effect. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

9.         Miscellaneous. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Amendment.

10.       Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to the Agreement to be executed on its behalf by its duly authorized officer as of the date first above written.

ID Biomedical Corporation	Henry Schein, Inc

By: /s/ Kurt Henjes	By: /s/ Steven Paladino
Title: Director	Title: EVP, CFO

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[**] - Confidential or proprietary information redacted.